Exhibit 99.1

Manitex International, Inc. Reports Fourth Quarter and Full Year 2009 Results

Bridgeview, IL, March 25, 2010 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles and specialized engineered trailers, today announced fourth quarter and full year 2009 results.

Fourth Quarter 2009 EPS of $0.34 per share

For the fourth quarter of 2009, the Company reported net income of $3.8 million, or $0.34 per share, compared to net income of $0.3 million or $0.03 per share for the fourth quarter of 2008. Included in the results for the fourth quarter of 2009 is a bargain purchase gain of $2.9 million from the acquisition of Load King. For the 12 months ended December 31, 2009 the Company reported net income of $3.6 million, or $0.33 per share, compared to net income of $2.2 million or $0.21 per share for the full year 2008. Included in the results for the full year of 2009 are bargain purchase gains of $3.8 million from the acquisition of Badger and Load King.

Fourth Quarter Financial Highlights:

•

Net sales for the quarter ended December 31, 2009 were $14.9 million*, representing a 46.3% decrease from the fourth quarter of 2008, and a 1% sequential decrease from the third quarter of 2009. *Approximately $3.4 million of orders for international customers were shipped in the fourth quarter of 2009 but will not be recognized as sales until the first Quarter of 2010.

•	Gross profit margin improved 680 basis points to 23.1% compared to 16.3% in the fourth quarter of 2008.

•	Acquisition of Load King on December 31, 2009 resulted in a bargain purchase gain of $2.9 million in the quarter.

•	Net income from continuing operations excluding bargain purchase gain of $2.9 million, was $0.9 million or $0.08 per share compared to $0.3 million or $0.03 per share for the fourth quarter of 2008.

•

Working capital at December 31, 2009 was $25.6 million, compared to $23.6 million at December 31, 2008. The current ratio (2) of 2.8 to 1, at December 31, 2009 was an improvement of 0.4 compared to December 31, 2008. Excluding the impact of the acquisitions of Badger and Load King, working capital was $21.8 million at December 31, 2009.

•	The consolidated order book as at December 31, 2009 was $22.1 million, an increase of 41% compared to December 31, 2008.

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Net Income from Continuing Operations Reconciliation

The following table illustrates the impact of bargain purchase gains on net income from continuing operations for the three and twelve month periods ending December 31, 2009. There were no bargain purchase gains for either of the three or twelve month periods ending December 31, 2008.

$000	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2009
Net Income from Continuing Operations	$3,842	$3,639
Gain on Bargain Purchase	(2,915)	(3,815)
Net Income (loss) from Continuing Operations excluding Bargain Purchase Gain	927	(176)

Chairman and Chief Executive Officer David Langevin commented, “We maneuvered through the most difficult year in our industry in over 50 years through the efforts and sacrifice of our entire team. The following summarizes some of our accomplishments from the past year:

•	Expanded and extended our credit facility

•	Continued increase in market share in our key boom truck market

•	Complementary additions of the Badger and Load King brands to our product mix

•	Remained cash flow positive

•	Developed new products for key growth markets

•	Significantly improved our gross margin percents.

•	Exceeded our International expansion targets

•	Received numerous military orders

Mr. Langevin continued, “As a result of the above and more, we have emerged a stronger Company going into 2010. Our backlog has increased and its mix is much more favorable than it has been in well over a year. We will remain diligent and aggressive in the future to continue to strive for success for our shareholders and our organization.”

Revenues of $14.9 million in the fourth quarter of 2009 were adversely impacted by shipments made but not recognized as revenue of approximately $3.4 million of material handling products. The fourth quarter did benefit however from Badger where sales of the new 30 ton rough terrain crane made a strong contribution. Sales of Manitex cranes were down 37% compared to the third quarter of 2009 as market demand remained depressed in the final quarter of the year. Despite this, our share of the boom truck market sustained its growth to finish up 650 basis points compared to 2008.

Gross profit of $3.4 million, also adversely impacted by the shipments referenced above, was $1.1 million below the fourth quarter of 2008. However, despite the 46.3% decrease in sales in the period, the gross margin percent improved 680 basis points compared to the fourth quarter of 2008 and 840 basis points compared to the third quarter of 2009. This improvement resulted from an improved margin percent from higher margin product mix in sales, particularly at Liftking and Badger and from restructuring and cost control actions. These factors were offset by the adverse impact of reduced demand at Manitex and consequent under absorption of costs in the quarter.

On December 31, 2009, the Company acquired the assets and certain liabilities of Load King trailers, a manufacturer of specialized highly engineered haulage systems and trailers utilized in the transportation of heavy equipment, as a complement to its material handling portfolio. The transaction consideration was valued at $3.0 million and resulted in a bargain purchase gain in the fourth quarter of 2009 of $2.9 million.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “Results for the fourth quarter were influenced by the shipments of material handling product that we were required to deliver to customers in several extremely remote and inaccessible locations and which could not be recognized as revenue until the first quarter of 2010. Additionally, an unexpected slowdown in activity in boom truck cranes towards the end of the year led to under absorption of costs which were only partially offset by a strong contribution from our new rough terrain Badger crane. These events masked the continued progress that was made in the quarter, notably strong launches of the new Badger rough terrain and Manitex high reach 50155 cranes. These launches demonstrate our commitment to meet our customers’ demands through continued investment in product development and to continued growth through strategic acquisition despite the most severe market conditions in many years. As further evidence of this commitment, on December 31, 2009, we completed the addition of another strong brand to our portfolio, through the acquisition of Load King trailers, a transaction that resulted in a gain of $2.9 million. With our growth in market share in boom trucks to greater than 35%, gaining six percentage points this year, the addition of strong international dealers to distribute our product in global markets, the addition of Badger and Load King, and the launch of several new products, we believe we are positioned well for when the market starts to recover.”

Mr. Rooke continued, “The actions implemented during 2009 to reduce cost, balance activity with demand and manage for cash remained in place during the fourth quarter and result in a stronger balance sheet and liquidity position at the end of 2009. Compared to the 12 months ended December 31, 2008, our gross margin improved 360 basis points to 20%, with a fourth quarter 2009 gross margin achievement of 23.1%, and operating expenses were reduced by $3.1 million, excluding acquisitions and the gains on bargain purchase. The gross margin achievement was particularly pleasing and reflects the positive impact of restructuring and cost control actions, as well as improved product mix. At December 31, 2009 we had reduced our investment in working capital compared to December 31, 2008, excluding the impact of acquisitions in the year, by $1.8 million and had a current ratio improvement of 0.4, to 2.8 to 1. We remain highly focused on cash and for the full year of 2009 generated $2.2 million in cash flow from operations, a positive swing of $3.8 million from 2008.”

Full Year 2009 Financial Highlights:

•	Net sales for the year ended December 31, 2009 were $55.9 million, representing a 47.4% decrease from the full year 2008.

•	Gross profit of $11.2 million was $6.3 million below the full year of 2008, but was equivalent to 20% gross margin percent, an improvement of 360 basis points from the full year 2008.

•	Acquisition of Badger Equipment on July 10, 2009 and Load King on December 31, 2009 resulted in bargain purchase gains of $0.9 million and $2.9 million respectively.

•	Generated $2.2 million in positive operating cash flow in the full year 2009, a positive movement of $3.8 million compared to the cash usage of $1.6 million in the full year 2008.

•

Working capital at December 31, 2009 was $25.6 million, compared to $23.6 million at December 31, 2008. Excluding the impact of the acquisitions of Badger and Load King, working capital was $21.8 million at December 31, 2009. The current ratio (2) of 2.8 to 1, at December 31, 2009 was an improvement of 0.4 compared to December 31, 2008.

•

Adjusted EBITDA (1) from continuing operations for the year ended December 31, 2009 was $2.0 million equivalent to 3.5% on sales, compared to $5.4 million or 5.1% for the year ended December 31, 2008.

•	The consolidated order book as at December 31, 2009 was $22.1 million, an increase of 41% compared to December 31, 2008.

The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.

(1)

Adjusted EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2)	Current ratio is equal to current assets divided by current liabilities.

Outlook

As a result of the improved visibility provided by our backlog of $22.1 million at December 31, 2009, and the underlying rate of order intake during the fourth quarter of 2009, we now anticipate our first quarter of 2010 sales to be approximately $20.0 million.

Conference Call:

Today, Thursday March 25th, management will host a conference call at 4:30 p.m. Eastern Time to discuss the results for the fourth quarter and year ended December 31, 2009 with the investment community.

Anyone interested in participating should call 1- 877-941-1427 if calling within the United States or 1-480-629-9664 if calling internationally. A re-play will be available until April 1, 2010, which can be accessed by dialing 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use pass code 4267911 to access the replay.

The call will also be accompanied live by webcast with slides over the Internet and accessible at the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

(Unaudited)

As of December 31,

	2009	2008
ASSETS
Current assets
Cash	$287	$425
Trade receivables (net)	10,969	17,159
Other receivables	49	127
Inventory (net)	27,277	22,066
Deferred tax asset	673	582
Prepaid expense and other	892	326

Total current assets	40,147	40,685

Total fixed assets (net)	11,804	5,878

Intangible assets (net)	22,401	21,148
Deferred tax asset	5,796	4,065
Goodwill	14,452	14,452
Other long-term assets	85	—

Total assets	$94,685	$86,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$2,624	$1,564
Current portion of capital lease obligations	520	277
Accounts payable	8,565	11,895
Accounts payable related parties	618	188
Accrued expenses	2,145	2,837
Other current liabilities	97	301

Total current liabilities	14,569	17,062

Long-term liabilities
Revolving term credit facilities	16,788	16,995
Deferred tax liability	5,952	4,186
Notes payable	8,323	5,057
Capital lease obligations	5,256	4,168
Deferred gain on sale of building	3,169	3,549
Other long-term liabilities	200	197

Total long-term liabilities	39,688	34,152

Total liabilities	54,257	51,214

Commitments and contingencies
Shareholders’ equity
Preferred Stock – Authorized 150,000 shares, no shares issued or outstanding at December 31, 2009 and December 31, 2008	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,160,455 and 10,584,378 at December 31, 2009 and December 31, 2008, respectively	46,375	45,022
Warrants	1,788	1,788
Paid in capital	93	239
Accumulated deficit	(8,257)	(11,896)
Accumulated other comprehensive income (loss)	429	(139)

Total shareholders’ equity	40,428	35,014

Total liabilities and shareholders’ equity	$94,685	$86,228

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MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

For the years ended December 31,

	2009	2008
Net revenues	$55,887	$106,341
Cost of sales	44,730	88,876

Gross profit	11,157	17,465
Operating expenses
Research and development costs	836	819
Restructuring expenses	255	329
Selling, general and administrative expense	10,537	12,909
Gain on bargain purchase	(3,815)	—

Total operating expenses	7,813	14,057

Operating income	3,344	3,408
Other income expense
Interest income	—	—
Interest (expense)	(1,864)	(1,961)
Foreign currency transaction gain (loss)	59	(99)
Other income	3	44

Total other expense	(1,802)	(2,016)

Income from continuing operations before income taxes	1,542	1,392

Provision for taxes on income	(2,097)	(407)

Net income from continuing operations	3,639	1,799

Discontinued operations:
Income from discontinued operations, net of income taxes (benefit)	—	199
Gain on sale or closure of discontinued operations, net income tax	—	200

Net income	$3,639	$2,198

Basic earning per share:
Income from continuing operations	$0.33	$0.18
Income from discontinued operations, net of income taxes	$—	$0.02
Gain on sales or closure of discontinued operations, net of income taxes	$—	$0.02

Net earnings	$0.33	$0.22

Diluted earning per share:
Income from continuing operations	$0.33	$0.17
Income from discontinued operations, net of income taxes	$—	$0.02
Gain on sales or closure of discontinued operations, net of income taxes	$—	$0.02

Net earnings	$0.33	$0.21

Shares used to calculate earnings per share:
Basic	10,957,646	10,071,585
Diluted	10,965,444	10,375,062

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

For the three months ended December 31,

	2009	2008
Net revenues	$14,934	$27,792
Cost of sales	11,490	23,249

Gross profit	3,444	4,543
Operating expenses
Research and development costs	341	163
Restructuring expenses	75	93
Selling, general and administrative expense	3,275	3,541
Gain on bargain purchase	(2,915)	—

Total operating expenses	776	3,797

Operating income	2,668	746
Other income expense
Interest (expense)	(556)	(502)
Foreign currency transaction (loss)	(13)	(38)
Other income	(1)	15

Total other expense	(570)	(525)

Income from continuing operations before income taxes	2,098	221

Provision for taxes on income	(1,744)	(40)

Net income from continuing operations	3,842	261

Discontinued operations:
Income from discontinued operations, net of income taxes (benefit)	—	11
Gain on sale or closure of discontinued operations, net of income tax	—	14

Net income	$3,842	$286

Basic earning (loss) per share:
Income from continuing operations	$0.34	$0.02

Net earnings	$0.34	$0.03

Diluted earning per share:
Income from continuing operations	$0.34	$0.02

Net earnings	$0.34	$0.03

Shares used to calculate earnings per share:
Basic	11,150,396	10,558,640
Diluted	11,173,332	10,576,356

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

(Unaudited)

For the years ended December 31,

	2009	2008
Cash flows from operating activities:
Net income	$3,639	$2,198
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,453	2,008
Gain on bargain purchases	(3,815)	—
Provisions for customer allowances	(46)	(47)
Gain on disposal of assets	—	(36)
Deferred income taxes	(1,949)	(461)
Inventory reserves	54	47
Reserves for uncertain tax positions	(27)	13
Stock based deferred compensation	86	339
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	7,856	(650)
(Increase) decrease in accounts receivable – related party	—	(277)
(Increase) decrease in inventory	(54)	(5,328)
(Increase) decrease in prepaid expenses	(533)	491
(Increase) decrease in other assets	(85)	—
Increase (decrease) in accounts payable	(4,307)	2,080
Increase (decrease) in accounts payable related parties	430	—
Increase (decrease) in accrued expense	(1,234)	(1,719)
Increase (decrease) in other current liabilities	(225)	(126)
Discontinued operations – cash provided by (used) for operating activities	—	(93)

Net cash provided by (used) by operating activities	2,243	(1,561)

Cash flows from investing activities:
Proceeds from sale of fixed assets	10	58
Purchase of property and equipment	(139)	(630)
Acquisition of business, net of cash acquired	(139)	(817)
Proceeds from the sale of assets of discontinued operations	—	—

Net cash used for investing activities	(268)	(1,389)

Cash flows from financing activities:
Borrowing on revolving credit facility	2,419	3,219
Repayment on revolving credit facility	(3,163)	—
New borrowings – notes payable	997	1,809
Note payments	(1,943)	(1,879)
Proceeds from issuance of stock	—	—
Shares repurchased for income tax withholding on share-based compensation	(6)	(7)
Proceeds from issuance of warrants	—	—
Proceeds from the exercise of warrants	—	—
Payment for expenses related to stock offerings	—	—
New capital leases	51	—
Repayment on capital lease obligations	(376)	(284)

Net cash provided by (used) for financing activities	(2,021)	2,858

Effect of exchange rate change on cash	(92)	(52)
Net decrease in cash and cash equivalents	(46)	(92)
Cash and cash equivalents at the beginning of the year	425	569

Cash and cash equivalents at end of year	$287	$425

Supplemental disclosure of cash flow information:
Cash paid during the year for
Interest	$1,828	$2,024
Income taxes	$16	$161

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “Adjusted EBITDA” (adjusted earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to Adjusted EBITDA is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales represent key operating metrics for its business. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adj.EBITDA) is a key indicator used by management to evaluate operating performance. While Adj.EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adj.EBITDA to GAAP financial measures for the three month and twelve month periods ended December 31, 2009 and December 31, 2008 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adj.EBITDA) from Continuing Operations (in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income from continuing operations	3,842	261	3,639	1,799
Gain on bargain purchase	(2,915)	—	(3,815)	—
Adjusted Net Income from continuing operations	927	261	(176)	1,799
Income tax (benefit)	(1,744)	(40)	(2,097)	(407)
Interest expense	556	502	1,864	1,961
Foreign currency transaction losses (gain)	13	15	(59)	99
Other (income) expense	1	8	(3)	(44)
Depreciation & Amortization	673	549	2,453	2,008
Adjusted Earnings before interest, taxes, depreciation and amortization (Adj.EBITDA)	426	1,295	1,982	5,416
Adj.EBITDA % to sales	2.9%	4.7%	3.5%	5.1%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended December 31, 2009, unless otherwise indicated.

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2009	December 31, 2008
Current Assets	$40,147	$40,685
Current Liabilities	$14,569	$17,062
Current Ratio	2.8	2.4

Days Sales Outstanding (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	December 31, 2009	December 31, 2008
Current portion of long term debt	$2,624	$1,564
Current portion of capital lease obligations	520	277
Lines of credit	16,788	16,995
Notes payable – long term	8,323	5,057
Capital lease obligations	5,256	4,168

Debt	$33,511	$28,061

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of December 31, 2009, operating working capital was:

	December 31, 2009	December 31, 2008
Trade receivables (net)	$10,969	$17,159
Other receivables	49	127
Inventory (net)	27,277	22,066
Less: Accounts payable	9,183	12,083

Total Operating Working Capital	$29,112	$27,269

% of Trailing Three Month Annualized Net Sales	48.7%	24.5%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008
Net sales	$14,934	$27,792
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$59,736	$111,168

Working capital is calculated as total current assets less total current liabilities.

	December 31, 2009 Total Company	December 31, 2009 Excluding Load King & Badger	December 31, 2008
Total Current Assets	$40,147	$34,192	$40,685
Less: Total Current Liabilities	14,569	12,429	17,062
Working Capital	$25,578	$21,763	$23,623